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                                                                       Exhibit B

                                BLACK HAWK GAMING
                           & DEVELOPMENT COMPANY, INC.


                                 April 13, 2001

                                                        PRIVATE AND CONFIDENTIAL

Robert D. Greenlee
c/o Christopher M. Hazlitt, Esq.
Chrisman Bynum & Johnson PC
1900 15th Street
Boulder, Colorado  80302

Dear Mr. Greenlee:

         You have requested access to certain information, properties, and personnel in connection with your consideration of a possible transaction involving the acquisition of all or substantially all of the capital stock of Black Hawk Gaming & Development Company, Inc. (the "Transaction"). In consideration for, and as a condition to, our providing access to that information, properties, and personnel, you agree to the terms and conditions set forth in this letter agreement.

1.       Limitations on Disclosure

         We retain the right to determine, in our sole discretion, what information, properties, and personnel we make available to you and your directors, officers, employees, agents, consultants, advisors, affiliates, or other representatives, including legal counsel, accountants, bankers, and financial advisors ("Representatives").

2.       Confidential Information

         (a) "Confidential Information" means and includes any and all of the items that may in the future be disclosed to you or your Representatives by us or by our Representatives, including, but not limited to, information concerning our business and affairs (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques, and materials), however documented, or otherwise obtained from review of our documents or property or discussions with our Representatives or by your Representatives irrespective of the form of the communication, and all notes, analyses, compilations, studies, summaries, and other material prepared by you or your Representatives containing or based, in whole or in part, on any of that information; but does not mean or include that part of the information that would otherwise be Confidential Information that you can demonstrate:


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                  (i) was already generally available to the public as of the date of this letter agreement;

                  (ii) subsequently became generally available to the public, other than as a result of a disclosure by you or your Representatives; or

                  (iii) was possessed by you on a non-confidential basis prior to our disclosure, but only if

                        (A) your source is not bound by a confidentiality agreement with us or is not otherwise prohibited from transmitting, the information to you or your Representatives by a contractual, legal, fiduciary, or other obligation; and

                        (B) you provide us with written notice of such prior possession either

                            (I) prior to the disclosure; or

                            (II) if you later become aware of any prior
possession, promptly upon your becoming aware of such possession.

         To the extent that any Confidential Information may include materials subject to the attorney-client privilege, work-product doctrine, or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and we understand and agree that you and we have a commonality of interest with respect to such matters, and it is our and your desire, intention, and mutual understanding, that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work-product doctrine, or other applicable privilege. All Confidential Information disclosed by either us that is entitled to protection under the attorney-client privilege, work-product doctrine, or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint-defense doctrine.

3.       Your Restricted Use of Confidential Information

         You agree that you will keep the Confidential Information confidential and will not disclose the Confidential Information to any person, including current or prospective financing sources, except with the specific prior written consent of J. Patrick McDuff (the "Discloser Contact"). You may, however, disclose Confidential Information to any of your Representatives (a) who require that Confidential Information for the purpose of evaluating the Transaction, (b) whom you inform in advance of the confidential nature of the Confidential Information and the obligations of this letter agreement; and (c) who agree to be bound by the restrictions and obligations that apply to you under this letter agreement. You agree to be responsible for enforcing this letter agreement as to your Representatives who receive Confidential Information. You also agree to take such action, legal or otherwise, to the extent necessary, to cause your Representatives to comply with this letter agreement.


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         You agree that you and your Representatives will not use any of the
Confidential Information for any reason or purpose other than to evaluate and to negotiate the Transaction.

         You acknowledge that you are aware, and that your Representatives have been or will be advised, that the United States securities laws and regulations prohibit any person who has material, non-public information concerning us from purchasing or selling our securities or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that the recipient of that information is likely to purchase or sell our securities. You covenant, and your Representatives will covenant to us that the party making the covenant will not violate this prohibition.

4.       You Will Direct All Requests To the Discloser Contact

         You and your Representatives will direct to the Discloser Contact or such other person as he assigns all requests for Confidential Information, meetings with our personnel or Representatives, or inspection of our properties. Neither you nor any of your Representatives will initiate or cause to be initiated any communication with any of our employees concerning the Confidential Information or the Transaction without the prior written consent of the Discloser Contact.

5.       Return or Destruction of Confidential Information

         If you determine that you do not wish to proceed with the Transaction or if we notify you that we no longer wish you to consider the Transaction, you will promptly deliver to the Discloser Contact all Confidential Information disclosed by us or our Representatives to you or your Representatives, together with all copies and summaries, in your possession or control or in the possession or control of your Representatives; provided, however, that, in the alternative, if the Discloser Contact requests or if you request and the Discloser Contact gives his prior written consent to your request, you will destroy all Confidential Information in your possession or control or in the possession or control of your Representatives; and, provided, further, that you may, in your discretion, destroy any materials prepared by you or your Representatives. Any destruction will be certified in writing to us by one of your authorized officers. That certification will include a list of the destroyed materials.

6.       No Disclosure of Transaction

         Except as expressly permitted by a definitive agreement, if any, with respect to the Transaction entered into between you and us, neither you nor us nor any of your or our Representatives will disclose to any other person the fact that (a) the Confidential Information has been disclosed to you or your Representatives, (b) you or your Representatives have inspected any portion of the Confidential Information, or (c) any discussions or negotiations are taking place concerning the Transaction.

7.       Legally Compelled Disclosures

         If you or any of your Representatives becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative



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demand, or similar process or by the reporting requirements of federal or state securities laws or of the NASD, or by the application requirements of state gaming laws) to make any disclosure that is prohibited or otherwise constrained by this letter agreement, you or your Representative, as the case may be, will provide us with prompt notice of such legal proceedings. We may, in our discretion, seek an appropriate protective order or other appropriate relief, or waive compliance with the provisions of this letter agreement.

         If we have not obtained a protective order or have not waived compliance with this letter agreement by the time you or your Representative is required to make the disclosure, you or your Representative is permitted to disclose that portion (and only that portion) of the Confidential Information that your or your Representative is legally compelled to disclose; provided, however, that you or your Representative, as the case may be, will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person to whom any Confidential Information is disclosed.

8.       No Obligation to Enter Into or Negotiate a Transaction

         This letter agreement does not require you or us to enter into the Transaction or to negotiate the Transaction for any specified period of time. We reserve the right, in our sole discretion, to reject any and all proposals made by your or your Representatives with regard to the Transaction and to terminate discussions and negotiations with you and your Representatives at any time. Neither you nor us has any rights or obligations of any kind with respect to the Transaction by virtue of this letter agreement, other than for the matters specifically agreed to in this letter agreement.

9.       No Representations or Warranties

         Neither we nor our Representatives make any representation or warranty (express or implied) concerning the completeness or accuracy of the Confidential Information, except pursuant to representations and warranties that may be made in a definitive agreement, if any, with respect to the Transaction.

10.      Remedies

         You agree to indemnify and hold us and our Representatives, harmless from any damages, loss, cost, or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting, from any disclosure by you or your Representatives of the Confidential Information other than as expressly permitted by this letter agreement. In addition, because an award of money damages would be inadequate for any breach of this letter agreement by you or your Representatives and any such breach would cause us irreparable harm, you also agree that, in the event of any breach or threatened breach of this letter agreement, we will also be entitled, without the requirement of posting a bond or other security, to equitable relief including injunctive relief and specific performance. These remedies are not the exclusive remedies for any breach of this letter agreement but are in addition to all other remedies available to us at law or equity.


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11.      No Soliciting of Our Employees

         In consideration of the Confidential Information being furnished to you, you agree that, for a period of two (2) years from the date of this Agreement, neither you nor any of your affiliates will solicit to employ any of our officers or employees with whom you have had contact or who was specifically identified to you by us or any of our Representatives for purposes of the Transaction during the period of your investigation, so long as they are employed by us, without obtaining our prior written consent.

12.      Miscellaneous

         12.1 Modification. This letter agreement and the agreements contained in this letter agreement may be modified or waived only by a separate writing signed by you and us expressly modifying or waiving this letter agreement or those agreements.

         12.2 Waiver. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this letter agreement will operate as a waiver of such night, power, or privilege, and no single or partial exercise of any such night, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

         12.3 Person. The term "person" means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

         12.4 Severability. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect. If any of the covenants or provisions of this letter agreement are determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this letter agreement.

         12.5 Costs. You agree that if you are held by any court of competent jurisdiction to be in violation, breach, or nonperformance of any of the terms of this letter agreement, then you will promptly pay to us all costs of such action or suit, including reasonable attorneys' fees.

         12.6 Section Headings, Construction. The headings of Sections in this letter agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this letter agreement unless otherwise specified. All words used in this letter agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         12.7 Jurisdiction, Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter agreement may be brought against either of the parties in the courts of the State of Colorado, County of Denver, or if it has or can


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acquire jurisdiction, in the United States District Court for the District of
Colorado, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         12.8 Governing Law. This letter agreement will be governed by and construed under the laws of the State of Colorado without regard to conflicts of laws principles.

         12.9 Execution of Agreement. This letter agreement may be executed in one or more counter parts, each of which will be deemed to be an original copy of this letter agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this letter agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this letter agreement as to the parties and may be used in lieu of the original letter agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

         If you agree with these terms, please sign and return one copy of this letter agreement.

                                          Very truly yours,

                                          Black Hawk Gaming & Development
                                            Company, Inc.

                                          By: /s/ Stephen R. Rourk
                                              ---------------------------------
                                              Name: Stephen R. Rourk
                                                   ----------------------------
                                              Title: President and CEO
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DULY EXECUTED and agreed to on April 13, 2001.



/s/ Robert D. Greenlee
----------------------------------
Robert D. Greenlee


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